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                                                                EXHIBIT 24.2

The Stockholders and Board of Directors
United Road Services, Inc.:

We consent to the incorporation by reference in this registration statement, filed on April 30, 1998 pursuant to Rule 462(b) under the Securities Act of 1933, of our reports on United Road Services, Inc., Northland Auto Transporters, Inc. and Northland Fleet Leasing, Inc., Falcon Towing and Auto Delivery, Inc., Smith-Christensen Enterprises, Inc. and subsidiary, Caron Auto Works, Inc. and Caron Auto Brokers, Inc., Absolute Towing and Transporting, Inc., ASC Transportation Services and subsidiary, and Keystone Towing, Inc. included in Amendment No. 4 to the Registration Statement (No. 333-46925) and to the reference to our firm under the heading "Experts" in the prospectus.


                                                /s/ KPMG Peat Marwick LLP

Albany, New York
April 30, 1998